Exhibit 1

ENGAGEMENT LETTER

Date:	March 27, 2017

Client:	Sagoon, Inc.

1980 Teasel Ct.

Woodbridge, VA 22192

Telephone: (703) 762-6560

Attention: Mr. Govinda Giri, CEO

Dear Govinda:

This engagement letter (the “Agreement”) confirms the terms upon which Sagoon, Inc. (the “Client”) engages Boustead Securities, LLC (“BSL”, the “Placement Agent”). BSL is engaged to act as the exclusive Placement Agent to the Client in connection with an Offering (as defined below) of securities on behalf of the Client (the “Potential Transaction”) as well as the Client’s advisor on an exclusive basis, in identifying and introducing prospective parties to an acquisition, merger, joint venture or any other similar transaction or relationship, directly or indirectly, involving the Client (an “M&A Transaction”). Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

(1)	Scope of Engagement.

Client and BSL previously entered into that certain original Placement Agent and Advisory Services Agreement dated December 13, 2016 (the “Original Agreement”). Client and Placement Agent acknowledge and agree that this Agreement shall serve to amend, restate and replace in its entirety the Original Agreement.

Client hereby engages BSL as its exclusive agent in a placement of securities (the “Securities”) in one or more related transactions to purchasers pursuant to a Tier 2 offering of Regulation A, as amended (“Regulation A+”), under Title IV of the Jumpstart Our Business Startups (JOBS) Act (the “Offering”).

The Client acknowledges and agrees that BSL's obligations hereunder are on a best efforts basis only and that the execution of this Agreement does not constitute a commitment by BSL to purchase any Securities and does not ensure the successful placement of any Securities or any portion thereof or the success of BSL with respect to securing any other financing on behalf of the Client. BSL will act solely as a broker with respect to any Potential Transaction or Offering. BSL will not act as an underwriter in any Potential Transaction or Offering.

(2)	Offering Process.

(a)	In connection with the Offering, Placement Agent will:

(i)	familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Client and the industry;

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(ii)	review to its satisfaction the offering documents (the “Offering Materials”) in connection with the offering of the Securities;

(b)	If Placement Agent is satisfied with the results of its due diligence of Client, Placement Agent will then:

(i)	identify possible investors, which might have an interest in receiving the Offering Materials and evaluating participation in the Offering;

(ii)	contact one or more possible investors in the Securities (the “Potential Investors”) and distribute the Offering Materials to those requesting receipt of the same;

(iii)	attend meetings with Client and Potential Investors;

(iv)	assist the Client in responding to due diligence requests from Potential Investors; and

(v)	assist the Client in closing on the sale of Securities to those Potential Investors accepted by Client in the Offering.

(c)	In connection with the services provided in Paragraph 2(b), Placement Agent will post the Offering Materials, and such other documents as mutually agreed upon by the parties, to an online platform provided and maintained by the Platform Operator, which may be accessed by the eligible investing public and/or other broker-dealers that have become referring broker-dealers pursuant to a signed selling agreement entered into with the Placement Agent. The referring broker-dealers will identify and facilitate referrals of Potential Investors and provide information regarding the Client and the Offering to such Potential Investors.

(3)	Compensation.

For the services rendered and to be rendered hereunder by Placement Agent, the Client agrees to compensate Placement Agent as follows (the “Compensation”):

(a)	Due Diligence and Marketing Services Fees. Pursuant to the Original Agreement, the Client has paid to BSL a due diligence fee of $20,000. Further pursuant to the Original Agreement the Client has paid to BSL a marketing services fee of $15,000 and has agreed to pay to BSL additional marketing services fees of $15,000 per month for the next (4) months, for a total of $75,000 in marketing services fees. The marketing services fees shall be recoupable against any Placement Fees as defined below.

(b)	Success Fees. The Client will pay to BSL a Success Fee, as described below, when the Client closes on a Potential Transaction or M&A Transaction during the Term (as hereinafter defined) of this Agreement or during an eighteen-month period thereafter.

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a.	Computation and Payment of Success Fees.

i.	Capital Raise. For each capital raise, the Success Fee will be (a) a cash fee equal to seven percent (7%) of the total dollar amount of capital raised pursuant to the Potential Transaction, and (b) warrants (the “BSL Warrants”) to purchase seven percent (7%) of the total number of shares of stock issued and issuable by the Client to Investors under and in connection with the Potential Transaction, at an exercise price equal to the purchase price of the stock sold in the Potential Transaction.

1.	The cash portion of the Success Fee will be due and payable upon the closing of each Potential Transaction and will be payable directly to BSL from the account established for such closing or in such other manner as may be acceptable to BSL. Immediately prior to closing of a Potential Transaction, the Client will sign a payment authorization letter, in a form to be prepared at the sole discretion of BSL, irrevocably instructing the account holder to deduct the Success Fees due to BSL and remit those Success Fees directly to BSL.

2.	BSL Warrants will have a seven (7) year term and will provide for cashless exercise. The shares underlying BSL Warrants will be included in the first registration statement filed by the Client subsequent to the Potential Transaction. BSL Warrants will be transferable within BSL’s organization, at BSL’s discretion.

ii.	If, during the Term of this Agreement, the Client enters into an agreement with respect to, or consummates, any transaction or series or combination of transactions, whereby, directly or indirectly, control of or an interest in the Client or any of its business, or an amount of any of their respective assets, is transferred, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, business combination, a tender or exchange offer, recapitalization, a leveraged or management buy-out, joint venture, minority investment or partnership or similar transaction, then the Client shall pay to BSL upon the closing of such transaction a fee equal to five percent (5%) of the Transaction Value of such transaction. Transaction Value shall include (i) the total amount of indebtedness for borrowed funds, capitalized lease obligations and non-trade liabilities of the Client that are either assumed by the acquirer, redeemed or otherwise satisfied in connection with the transaction, or which remain outstanding after the transaction is consummated; (ii) the fair market value of any assets excluded from the transaction; (iii) the fair market value of any ownership interests which are retained by the Client’s shareholders or which remain outstanding after the transaction is consummated; (iv) the value of any consulting, non-compete or similar agreements; and (iv) the amount of any contingent payments, including, without limitation, earn-outs, payable in connection with the transaction.

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iii.	M&A Transactions. For each M&A Transaction, the Success Fee will be a fee in the same form of consideration paid or received by the Client equal to the following schedule of the Total Consideration (as defined below) with respect to such M&A Transaction:

5% of the first $5,000,000 of Total Consideration, or any part; plus,

4% of the second $5,000,000 of Total Consideration, or any part; plus,

3% of the third $5,000,000 of Total Consideration, or any part; plus,

2% of the next $5,000,000 of Total Consideration, or any part; plus,

1% of the balance of the Total Consideration.

iv.	As used herein. “Total Consideration” means, with respect to any M&A Transaction, the total value of all cash, securities, or other property paid or received, directly or indirectly, by the Client or its owners (at closing or in the future) in connection with such M&A Transaction, including (without limitation) in respect of (i) the assumption (by contract, operation of law or otherwise) of any indebtedness or (ii) consulting, non-compete or similar agreements.

(c)	Information. Client shall provide Placement Agent with such data and information (in reasonable detail) from time to time as Placement Agent may reasonably request to calculate and verify payments made and required to be made under Paragraph (3)(a).

(d)	In the event the Client completes a Potential Transaction or M&A Transaction during the Term of this Agreement, the Client will provide BSL with the right of first refusal to be the Client’s exclusive Placement Agent and Financial Advisor for a period of twelve months (12) months from the end of the Term.

(4)	Expenses.

The Client will provide the Placement Agent on each date of closing with a non-accountable expense allowance of three percent (3.0%). This shall be for reimbursement of all reasonable expenses relating to the Offering, including, but not limited to, printing, road show, travel, virtual data room, legal fees incurred through the underwriting, filing FINRA documents (e.g. 5110 forms, etc.), and SEC forms to be filed for the Client by the Placement Agent in connection with the Offering. The parties agree to engage in discussion of all such reasonable expenses from time to time before such expenses are incurred. No reimbursement of expenses shall occur prior to the commencement of the public sale of the Securities being offered in Client’s offering. Notwithstanding the foregoing, Client may provide Placement Agent with a reasonable advance against Placement Agent’s out-of-pocket accountable expenses actually anticipated to be incurred by the Placement Agent and related persons. An advance of this nature will be returned to the Client to the extent the advance is not used. Any reimbursements for services, which will occur only after the commencement of the public sale of Securities being offered in Client’s Offering, shall be made promptly upon submission by the Placement Agent of an appropriate invoice on a 30-day net basis to the Client. As of the date of this Agreement, no advances have been provided to BSL.

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(5)	Certain Covenants, Representations and Warranties of Client.

(a)	In connection with Placement Agent's activities hereunder, Client will cooperate with Placement Agent and provide it reasonable access to the officers, directors, employees and advisers of Client, and furnish to Placement Agent all information and data regarding the business and financial condition of Client that the Placement Agent deems appropriate for purposes of the Offering (the “Information”).

(b)	The Client represents and warrants that:

(i)	as of each date of offer of the Securities and each date of closing of the Offering, the Offering Materials will be complete and correct in all material respects and, except for those statements for which written supplemental corrections or additions have been made or given to the investors participating in such closing, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(ii)	any projected financial information or other forward-looking information which the Client provides to Placement Agent will be made by Client in good faith, based on management's best estimates at the time and based on facts and assumptions which management believes are reasonable. A full written discussion by management of the underlying assumptions and risks relating to not achieving such projections will accompany all such projections.

(c)	The Client acknowledges and agrees that Placement Agent, in rendering its services hereunder:

(i)	will be using and relying on the Information provided by Client (as well as information available from public sources and other sources deemed reliable by Placement Agent) without independent investigation or verification thereof or independent appraisal or evaluation of the Client, or its respective subsidiaries or affiliates, or any of their respective businesses or assets;

(ii)	is authorized to transmit to any Potential Investor the Offering Materials and forms of subscription agreements and any other legal documentation supplied to Placement Agent for transmission to any Potential Investor by or on behalf of the Client in connection with the Offering; and

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(iii)	does not and will not assume responsibility for the accuracy or completeness of the Offering Materials or any Information or other Information regarding the Client. Placement Agent does, however, reserve the right to investigate and independently verify the Client’s representations and claims.

Client will be solely responsible for the contents of the Offering Materials (as amended and supplemented and including any information incorporated therein by reference).

(d)	If at any time prior to the completion of the offer and sale of the Securities an event occurs or circumstance exists and the Offering Materials (as then amended and supplemented) includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Client will promptly notify Placement Agent of such event and Placement Agent will suspend solicitations of prospective purchasers of the Securities until such time as Client shall prepare (and Client agrees that, if it shall have notified Placement Agent to suspend solicitations after Client has accepted orders from prospective purchasers, it will promptly prepare) a supplement or amendment to the Offering Materials which corrects such statement(s) or omission(s).

(e)	The Client acknowledges and agrees that (i) any advice rendered or material provided by Placement Agent during the term of this Agreement or during the Offering process was and is intended solely for the benefit and confidential use of the Client and will not be reproduced, summarized, described or referred to or given to any other person or entity for any purpose without Placement Agent's prior written consent; (ii) Placement Agent will act as an independent contractor and is being retained solely to assist Client in its efforts to effect the Offering; (iii) Placement Agent is not and will not be construed as a fiduciary of the Client and will have no duties or liabilities to the equity holders or creditors of the Client or to any other person or entity by virtue of this Agreement, and the retention of Placement Agent hereunder, all of which duties and liabilities are hereby expressly waived; (iv) Placement Agent does not provide legal, accounting and/or tax advice and Client agrees to retain its own counsel concerning any necessary legal, accounting and tax matters; and (v) nothing contained herein shall be construed to obligate Placement Agent to purchase, as principal, any of the Securities offered in the Offering.

(f)	The Client represents and warrants to Placement Agent that there are no brokers, representatives or other persons (outside of those contemplated by this Agreement), which have an interest in compensation due to Placement Agent from any transaction contemplated herein.

(g)	The Client represents to Placement Agent that it has not knowingly taken, and agrees that it will not knowingly take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to the exemption from registration afforded by Regulation A+ under Section 401 of the JOBS Act and Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”). In effecting the Offering, the Client agrees to comply in all material respects with applicable provisions of the Securities Act and any rules or regulations thereunder and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto.

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(h)	The Client represents and warrants that it does not and will not make any sale of the Securities with a view to distribution of the Securities (until such Securities become appropriately registered), and that this Offering does not and shall not violate any federal, state, local, foreign or other laws, rules, regulations or interpretations, including those rules, regulations and interpretations of the SEC, IRS, FINRA and any other self-regulatory organization or domestic or foreign governmental agency or entity.

(i)	The Client will not at any time during the term of this Agreement, or for a period of six (6) months following completion of the placement of Securities contemplated hereby, make any reference publicly to the transactions contemplated hereby, by way of the issuance of a press release, the placement of an advertisement or otherwise, without the prior consent of Placement Agent.

(j)	The Client will provide copies to Placement Agent of any current or previous filings with the SEC in the last twelve (12) months from the date of this letter.

(k)	The Client will take such action as is necessary to qualify the Securities for offer and sale under the securities laws of such states and other jurisdictions of the United States (including but not limited to federal) and foreign jurisdictions as may be legally required.

(l)	The Client agrees (i) that any subscription or other similar agreement pursuant to which Securities are sold shall be in form and substance reasonably satisfactory to Placement Agent and its counsel, shall comply with all applicable federal, state and foreign laws, rules and regulations and such other terms and conditions as are customary for Regulation A+ transactions of securities of such nature (or registration statements), and shall contain a representation and warranty of the Potential Investor for the benefit of Placement Agent to the effect that the Potential Investor has conducted its own due diligence and not relied on any representation or statement made by Placement Agent in connection with making its investment decision and (ii) to provide a copy of such executed document to Placement Agent promptly following the execution and delivery thereof by Potential Investor. The Client agrees that any representations and warranties made by it to any Potential Investor in the Offering shall be deemed also to be made to Placement Agent for its benefit.

(6)	Indemnification.

(a)	See Exhibit A

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(7)	Covenants, Representations and Warranties of Placement Agent.

Placement Agent represents, warrants and covenants to Client that:

(a)	it and each of its agents and representatives participating in the Potential Transaction or M&A Transaction has and will maintain all registrations and memberships required to perform its obligations and services hereunder in accordance with applicable law;

(b)	it is in compliance and will comply with all applicable laws, rules and regulations regarding its provision of services hereunder;

(c)	it has not and will not knowingly take any action, directly or indirectly, that would cause the Offering to violate the provisions of the Securities Act, the Securities Exchange Act of 1934 (the “1934 Act”), Title IV of the JOBS Act, the respective rules and regulations promulgated thereunder (the “Rules and Regulations”) or applicable “blue sky” laws of any state or jurisdiction; and it will, insofar as is under its control, conduct the Offering in a manner prescribed by Title IV of the JOBS Act and Regulation A+;

(d)	it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which the Securities will be offered or sold by it unless an exemption for such state registration is available;

(e)	it has not taken and will not knowingly take any action, directly or indirectly, that may cause the Offering to fail to be entitled to exemption from registration under United States federal securities laws, or applicable state securities or “blue sky” laws, or the applicable laws of the foreign countries in which the Securities may be offered or sold by it; and

(f)	it will not at any time during the term of this Agreement, or for a period of six (6) months following completion of the placement of Securities contemplated hereby, make any reference publicly to the transactions contemplated hereby, by way of the issuance of a press release, the placement of an advertisement or otherwise, without the prior consent of Client.

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(8)	Term; Termination; Survival of Provisions.

The initial term of this Agreement shall be from the Effective Date of the Original Agreement through the first anniversary thereof (the “Initial Term”). After the Initial Term, the term of this Agreement will automatically be extended for an additional successive one-year periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term, the Initial Term and any extensions shall be known as the “Term”. Either party may terminate this Agreement prior to its expiration by notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within fifteen (15) days after such notice. Notwithstanding the foregoing, all provisions of this Agreement (including Exhibit A hereto) other than Sections 1 and 2 shall survive the termination or expiration of this Agreement. BSL shall be entitled to compensation under Section 3 (and payment for expenses under Section 4) based on the completion of a Potential Transaction or M&A Transaction prior to the termination or expiration of this Agreement or during the period eighteen months following termination so long as any Investors or a party to a Potential Transaction or M&A Transaction (or any affiliate of any such person or entity) were introduced by BSL to the Client. Within thirty days of the Effective Date and from time to time during the Term of this Agreement and within ten business days after the expiration or termination of this Agreement, BSL will provide to the Client a list in writing of all persons or entities introduced by BSL to the Client pursuant to this Agreement (the “Introduction List”). Within five business day following the delivery of the Introduction List to the Client, the Client will provide BSL with written notice of any objections to the inclusion of any person or entity in the Introduction List and state the basis for each objection in reasonable detail. The inclusion of a person or entity in the Introduction List shall be deemed conclusive in making a later determination as to whether a Success Fee is payable hereunder, unless the Client shall have made a timely and proper objection. The parties will cooperate to resolve the status of any person or entity as to which the Client shall have made a timely and proper objection.

Except as otherwise specifically provided for herein, the Client shall have no liability to BSL should the Client terminate this Agreement prior to the completion of a Potential Transaction or M&A Transaction.

(9)	Confidential Information.

Each party hereto understands that the other party has disclosed or may disclose confidential and proprietary information relating to its own business, including, without limitation, names and expertise of employees and consultants, names of contacts and investors, and business, financial, customer and product development plans (“Confidential Information”). Each party agrees not to divulge any such Confidential Information of the other party to any third party, except (i) to its affiliates and its and their respective authorized representatives, agents, independent contractors, consultants, attorneys, accountants and financial advisers as may be necessary or appropriate to carry out the terms of this Agreement and the Potential Transaction (including without limitation disclosing Confidential Information to prospective purchasers or investors and their respective attorneys and advisers), provided the person(s) receiving the Confidential Information agree(s) to keep such information confidential or such person(s) owe(s) a duty of confidentiality to the disclosing party; or (ii) as may be required or requested to be disclosed by order of a court, administrative agency or governmental body or self-regulatory organization, or by any rule, law or regulation, or by subpoena or any other legal or administrative process; or (iii) as requested by any regulator or self-regulatory organization; or (iv) as may be necessary to enforce this Agreement, or to prosecute or defend against any actual or threatened claim, suit, action or proceeding relating to this Agreement or the Potential Transaction or M&A Transaction. Notwithstanding the foregoing, the parties agree that Confidential Information shall not include information which (a) is known by the non-disclosing party prior to its disclosure by the disclosing party and is not subject to other confidentiality obligation, (b) is or becomes publicly known through no breach of this Agreement, (c) is received from a third party without a breach of any confidentiality obligation known to the non-disclosing party, (d) is independently developed by the non-disclosing party or (e) is disclosed with the disclosing party’s prior written consent. Notwithstanding anything to the contrary set forth in this Agreement, (A) this Agreement may be disclosed to any person or entity and (B) either party may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Potential Transaction or M&A Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such U.S. tax treatment and U.S. tax structure.

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(10)	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. Notwithstanding anything contained herein to the contrary, a party may not assign this Agreement without the prior written consent of the other parties.

(11)	Interpretation and Enforcement; Governing Law.

(a)	This Agreement and its interpretation and enforcement shall be governed by the laws of the State of California applicable to contracts to be performed entirely within this state and without regard to its principles of conflicts of law.

(b)	If any provision of this Agreement is deemed by an authority of competent jurisdiction to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to affect our intentions hereunder, and the remainder of this Agreement shall continue in full force and effect.

(c)	Neither the failure to insist upon strict compliance with Agreement nor any course of conduct, including without limitation failure on any party’s part to exercise or delay in exercising any rights, shall constitute a waiver by such party of any of its rights hereunder. No single or partial exercise by any party of any right shall preclude any other or future exercise by any party of any such right or the exercises by such party of any other single or partial right. Any waiver by any party must be in writing and signed by such party and shall be effective only for the purpose and in the specific instance for which it is given.

(12)	Arbitration

Any controversy or claim relating to or arising from this Agreement (an “Arbitrable Dispute”) shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the Judicial Arbitration and Mediation Services (the “JAMS”) as such rules may be modified herein or as otherwise agreed by the parties in controversy. The forum for arbitration shall be Orange County, California. Following thirty (30) days’ notice by any party of intention to invoke arbitration, any Arbitrable Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by a single arbitrator upon which the parties agree.

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THE PARTIES ACKNOWLEDGE THAT:

•	BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY A JURY.

•	DISCOVERY IN ARBITRATIONS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS.

•	ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING AWARDS, AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS.

•	THERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION BY AN ARBITRATION PANEL.

(13)	Counterparts.

For the convenience of the parties, this Agreement may be executed in any number of counterparts by facsimile transmission or electronic .pdf form, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same agreement.

(14)	Entire Agreement; Amendments

This Agreement effective as of the Effective Date of the Original Agreement and embodies the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, and may not be amended, supplemented or modified absent a written instrument signed by the parties hereto.

(15)	Notices.

Notices. Any notice required shall be in writing and may be delivered by hand, e-mail, fax or first class mail to the following addresses (or at such other email, fax number or address as shall hereafter be specified by such party by like notice):

(a)	If to the Client, to:

Govinda Giri, CEO

Sagoon, Inc.

1980 Teasel Ct

Woodbridge, VA 22192

Telephone Number: (703) 762-6560

Fax Number:

E-mail: govindagiri@sagoon.com

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(b)        If to BSL, to:

Keith Moore, CEO

Boustead Securities, LLC

6 Venture, Suite 325

Irvine, CA 92618

Telephone Number: (949) 295-1580

Fax Number: (815) 301-8099

E-mail: keith@boustead1828.com

Notices shall be deemed to have been given contemporaneously in the case of fax or e-mail. Notices given by first class mail shall be deemed to have been given seven days after mailing. Evidence that the notice was properly addressed, stamped and mailed shall be prima facie evidence of mailing.

(16)	Third Party Rights; Limited Duties; No Recourse to owners of Placement Agent.

Nothing in this Agreement shall be construed to confer upon any third party a right of action under this Agreement or any other right whatsoever. Placement Agent owes no duty, fiduciary or otherwise, to any officer, director, owner, partner, investor, shareholder or member of, or auditor, attorney or adviser to, the Client, even if advised that any of them may be relying on any written or oral advice or recommendation made by Placement Agent or any of its affiliates (or any of their respective employees or agents), or receiving any report or advice prepared by Placement Agent or any of its affiliates. Placement Agent owes no duty or obligation, fiduciary or otherwise, to the Client, other than the express contractual obligations set forth in this Agreement. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of Placement Agent or any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Placement Agent arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transaction contemplated hereby, including, without limitation, any alleged non-disclosure or misrepresentations made by any such persons or entities.

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If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed counterpart to Placement Agent at your earliest convenience. We look forward to working with you to the successful conclusion of this engagement and developing a long-term relationship.

Very truly yours,

Boustead Securities, LLC

By: _________________________

Name: Keith Moore

Title: CEO

ACCEPTED AND AGREED AS OF

Date: March 27, 2017

Sagoon, Inc.

By: __________________________

Name: Govinda Giri

Title: CEO

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EXHIBIT A

BSL Indemnification

The Client agrees that it shall indemnify and hold harmless, BSL, its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or BSL’s performing the services contemplated hereunder; provided, however, the Client will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from BSL’s gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Client shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Client on the one hand and BSL on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Client on the one hand and BSL on the other, but also the relative fault of the Client and BSL; provided, however, in no event shall the aggregate contribution of BSL and/or any Indemnified Party be in excess of the net compensation actually received by BSL and/or such Indemnified Party pursuant to this Agreement.

       The Client shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

       In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Client shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party’s delivery to the Client of an invoice therefor, with receipts attached. Such obligation of the Client to so advance funds may be conditioned upon the Client’s receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

       The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of BSL’s engagement and shall be binding on any successors or assigns of the Client and successors or assigns to all or substantially all of the Client’s business or assets.

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